                                  SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     /X/ Filed by the registrant
     / / Filed by a party other than the registrant
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-2

                          KING WORLD PRODUCTIONS, INC.
- --------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

                          KING WORLD PRODUCTIONS, INC.
- --------------------------------------------------------------------------------
              (Name of Person(s) Filing the Information Statement)

Payment of filing fee (check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

                          KING WORLD PRODUCTIONS, INC.
                                 1700 BROADWAY
                            NEW YORK, NEW YORK 10019

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 17, 1995

     The Annual Meeting of Stockholders of King World Productions, Inc. ("King World" or the "Company") will be held at The Breakers Hotel, One South County Road, Palm Beach, Florida 33480, on the 17th day of February, 1995, at 10:00 a.m. (local time), for the following purposes:

          1. to elect two directors to the Company's Board of Directors;

          2. to consider and vote upon the selection of Arthur Andersen LLP, independent public accountants, as the auditors of the Company for the fiscal year ending August 31, 1995; and

          3. to transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on December 27, 1994 as the record date for the determination of the stockholders of the Company entitled to notice and to vote at the Annual Meeting of Stockholders. Each share of the Company's Common Stock is entitled to one vote on all matters presented at the Annual Meeting.

     ALL HOLDERS OF THE COMPANY'S COMMON STOCK (WHETHER THEY EXPECT TO ATTEND THE ANNUAL MEETING OR NOT) ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD ENCLOSED WITH THIS NOTICE.

                                          By Order of the Board of Directors

                                          Diana King
                                          Corporate Secretary

December 29, 1994

                          KING WORLD PRODUCTIONS, INC.

                                PROXY STATEMENT

                         ANNUAL MEETING OF STOCKHOLDERS

                               FEBRUARY 17, 1995

                                  INTRODUCTION

     This Proxy Statement is being furnished to stockholders of record of King World Productions, Inc. ("King World" or the "Company") as of December 27, 1994 in connection with the solicitation by the Board of Directors of King World of proxies for the 1994 Annual Meeting of Stockholders to be held at The Breakers Hotel, One South County Road, Palm Beach, Florida 33480, on February 17, 1995 at 10:00 a.m. (local time), or at any adjournments thereof, for the purposes stated in the Notice of Annual Meeting. The approximate date of mailing of this Proxy Statement and enclosed form of proxy to stockholders is December 29, 1994.

     As of the close of business on December 27, 1994, the Company had outstanding 36,653,874 shares of Common Stock, $.01 par value ("Common Stock"). Each share of Common Stock is entitled to one vote on all matters presented at the Annual Meeting. A majority of the outstanding shares will constitute a quorum at the meeting.

     If the enclosed proxy is signed and returned, it may, nevertheless, be revoked at any time prior to the voting thereof at the pleasure of the stockholder signing it, either by a written notice of revocation received by the person or persons named therein or by voting the shares covered thereby in person or by another proxy dated subsequent to the date thereof.

     Proxies in the accompanying form will be voted in accordance with the instructions indicated thereon, and, if no such instructions are indicated, will be voted in favor of the nominees for election as directors named below and for the other proposal referred to below.

1.  ELECTION OF DIRECTORS

     The Company's Restated Certificate of Incorporation provides for a Board of Directors classified into three classes, as nearly equal in number as possible, each with a term of office of three years, expiring sequentially at successive annual meetings of stockholders. The entire Board of Directors is comprised of eight directors. Two directors will be elected at the 1995 Annual Meeting of Stockholders for terms of three years each and until their respective successors are elected and qualified.

     The shares represented by proxies returned duly executed will be voted, unless otherwise specified, in favor of the two nominees for the Board of Directors named below. If, as a result of circumstances not known or unforeseen, any of such nominees shall be unavailable to serve as a director, proxies will be voted for the election of such other person or persons as the Board of Directors may select. Each nominee for director will be elected by a plurality of votes cast at the Annual Meeting of Stockholders. Proxies will be voted "for" the election of the two nominees unless instructions to "withhold" votes are set forth on the proxy card. Withholding votes will not influence voting results. Abstentions may not be specified as to the election of directors. Under the rules of the New York Stock Exchange, Inc. ("NYSE"), brokers who hold shares in "street name" for customers have the authority to vote on certain items in the absence of instructions from their customers, the beneficial owners of the shares. Under these rules, brokers that do not receive instructions are entitled to vote on the election of the two nominees for director. Broker non-votes are counted only for purposes of determining the presence or absence of a quorum for the transaction of business. THE BOARD

OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO ELECT THE TWO NOMINEES FOR THE BOARD OF DIRECTORS NAMED BELOW.

NOMINEES FOR ELECTION AS DIRECTOR

                                                                                       SERVED AS
                                                                                       DIRECTOR
          NAME                                PRINCIPAL OCCUPATION                       SINCE
          ----                                --------------------                     ---------
Ronald S. Konecky........  Of counsel, law firm of Frankfurt, Garbus, Klein & Selz        1984
James M. Rupp............  President and Chief Executive Officer, JR Communications,      1986
                           Inc.

CONTINUING DIRECTORS

                                                                                       SERVED AS
                                                                                       DIRECTOR
          NAME                                PRINCIPAL OCCUPATION                       SINCE
          ----                                --------------------                     ---------
Diana King...............  Vice President and Corporate Secretary, King World             1976
Stephen W. Palley........  Executive Vice President and Chief Operating Officer, King
                           World                                                          1987
Joel Chaseman............  Chairman, Chaseman Enterprises International, Inc.             1990
Roger King...............  Chairman of the Board, King World                              1977
Michael King.............  President and Chief Executive Officer, King World              1973
Richard King.............  Real estate developer                                          1988

                        DIRECTORS AND EXECUTIVE OFFICERS

     Set forth below is certain information with respect to each of the nominees for the office of director, each director whose term of office will continue after the 1995 Annual Meeting of Stockholders, and each other executive officer of King World:

NOMINEES

     Ronald S. Konecky, 64, has been a director of the Company since August 1984. Since August 1985, Mr. Konecky has been of counsel to the law firm of Frankfurt, Garbus, Klein & Selz, where he practices with emphasis on matters in the entertainment field, including the representation of individuals and companies in the television industry.

     James M. Rupp, 59, has been a director of the Company since 1986. Mr. Rupp is President and Chief Executive Officer of JR Communications, Inc., which is based in Minneapolis, Minnesota. JR Communications, Inc. was founded by him in February 1992 after Midwest Communications, Inc. ("Midwest") was sold to CBS, Inc. Mr. Rupp was, at the time of such sale, President and Chief Executive Officer and one of the largest shareholders of Midwest. In that capacity, he was responsible for all the operations of Midwest, which encompassed five television stations, two radio stations and Midwest Cable & Satellite, Inc., which includes Midwest Sports Channel. Mr. Rupp is a director of United Video Satellite, Inc., United Video Cablevision, Inc. and First Trust Company of Minneapolis-St. Paul, Minnesota.

CONTINUING DIRECTORS

     Diana King, 45, has been a director of the Company since 1976. Since March 1984, she has served as Vice President -- Special Projects and since February 1986, as Corporate Secretary of the Company. Ms. King's current term as a director will expire in 1996.

     Stephen W. Palley, 49, joined King World as Senior Vice President and General Counsel in May 1985. In September 1987, Mr. Palley was named Chief Operating Officer of the Company and was elected a director in October 1987 by the Board of Directors. He was named Executive Vice President in March 1989. Mr. Palley's current term as a director will expire in 1996.

     Joel Chaseman, 68, has served as a director since 1990. Mr. Chaseman is currently Chairman of Chaseman Enterprises International, Inc. He was a Vice President of The Washington Post Company from June 1973 until January 1991. From June 1973 until January 1990, Mr. Chaseman also served as Chief Executive Officer of Post-Newsweek Stations, Inc., a subsidiary of The Washington Post Company that operates four television stations. In addition, from March 1988 until January 1990, Mr. Chaseman served as Chairman of Post-Newsweek Stations, Inc. Mr. Chaseman's current term as a director will expire in 1996.

     Roger King, 50, has been an executive officer and a director of the Company since 1977. From 1977 to August 1984, he was a Vice President primarily involved in sales and marketing. Since August 1984, he has served as Chairman of the Board of the Company. Mr. King's current term as a director will expire in 1997.

     Michael King, 46, has been an executive officer and a director of the Company since 1973. From 1973 to August 1984, he was a Vice President primarily involved in the acquisition of new programming, sales and marketing. Since August 1984, he has served as President and Chief Executive Officer of the Company. Mr. King's current term as a director will expire in 1997.

     Richard King, 53, is a major stockholder of King World and has acted as a consultant to the Company since 1984. He is principally engaged in real estate development in Florida. Mr. King has served as a director of the Company since 1988. Mr. King's current term as a director will expire in 1997.

OTHER EXECUTIVE OFFICERS

     King World's executive officers, in addition to Roger King, Michael King, Diana King and Stephen W. Palley, are as follows:

     Anthony E. Hull, 36, was named Chief Financial Officer of King World in June 1994. Prior to joining King World, Mr. Hull was Vice President, Financial Planning of Paramount Communications, Inc. Mr. Hull joined Paramount in 1990 as Senior Director, Financial Planning. Prior thereto, he had been a Vice President in the Communications Group at Morgan Stanley & Co.

     Steven R. Hirsch, 45, was named President of the Company's wholly-owned subsidiary, Camelot Entertainment Sales, Inc., in July 1987. He joined Camelot in February 1984 as Vice President -- Sales.

     Roger King, Michael King, Diana King and Richard King are parties to an agreement pursuant to which each has agreed that, in the event he or she desires to sell any shares of the Company's capital stock, he or she will first offer such shares to the Company. The purchase price of the shares, in the case of a public sale, is the fair market value of such shares as of the date of the stockholder's offer to the Company or, in the case of a private sale, is the purchase price proposed to be paid by the buyer. The agreement also limits the number of shares that any party may sell in the public securities markets during any calendar year. Under certain circumstances, such agreement may prevent a takeover of the Company.

     Roger King, Michael King, Diana King and Richard King are children of the late Charles and Lucille King, King World's founders.

     During fiscal 1994, the Board of Directors of the Company held three meetings. The only standing committees of the Board of Directors are the Audit Committee, whose current members are Messrs. Chaseman, Konecky and Rupp, and the Compensation Committee, whose current members are Messrs. Chaseman, Konecky and Rupp and which committee in January 1994 assumed the functions of the Option Committee, whose members were Messrs. Roger King, Michael King and Stephen W. Palley. The Audit Committee periodically consults with the Company's management and independent public accountants on financial matters, including the Company's internal financial controls and procedures. The Audit Committee held one meeting in fiscal 1994. The Compensation Committee approves compensation arrangements for the Company's executive officers and administers the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan. The Compensation Committee held eleven meetings in fiscal 1994. The Option Committee held one meeting in fiscal 1994.

     Each outside director of the Company (currently Messrs. Chaseman, Konecky and Rupp) is entitled to receive an annual fee of $45,000, as well as $1,000 for each meeting of the Board of Directors or any committee thereof attended by such director.

              COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the Company's knowledge, except for Roger King, Michael King, Diana King and Richard King, the only person or group that may be deemed to own beneficially 5% or more of the Company's outstanding Common Stock is the following:

                                                                     SHARES           PERCENT
                                                                    BENEFICIALLY       OF
                           NAME AND ADDRESS                           OWNED           CLASS
    --------------------------------------------------------------  ---------         ----
    Chancellor Capital Management, Inc.
      and Chancellor Trust Company................................  2,585,498(1)       7.1%
    1166 Avenue of the Americas
    New York, New York 10036
    Mellon Bank Corporation.......................................  2,139,000(2)       5.8%
    One Mellon Bank Center
    Pittsburgh, Pennsylvania 15258

- ---------------
(1) According to information furnished on behalf of Chancellor Capital Management, Inc. and Chancellor Trust Company, as investment managers for various fiduciary accounts ("Chancellor"), on December 27, 1994. Chancellor disclaims beneficial ownership.

(2) According to a Schedule 13G filed by Mellon Bank Corporation on May 24,
    1994.

                      COMMON STOCK OWNERSHIP OF MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of December 27, 1994, by (i) each of the Company's directors, (ii) each of the Company's executive officers named in the compensation table below and (iii) the Company's executive officers and directors as a group. Except as otherwise indicated, each nominee named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

                                                                   NUMBER           PERCENT
                                NAME                              OF SHARES         OF CLASS
    ------------------------------------------------------------  ---------         --------
    Roger King..................................................  2,133,900(1)         5.8%
    Michael King................................................  2,267,150(2)         6.2%
    Richard King................................................  2,054,161            5.6%
    Diana King..................................................  2,284,900(3)         6.2%
    Joel Chaseman...............................................     22,500(4)           *
    Ronald S. Konecky...........................................      5,000              *
    James M. Rupp...............................................     17,868(5)           *
    Stephen W. Palley...........................................     98,000(6)           *
    Steven R. Hirsch............................................     62,000(7)           *
    Executive officers and directors as a group (10 persons)....  8,945,479(8)        24.0%

- ---------------
 * Less than 1%.

(1) Includes 240,000 shares issuable upon exercise of currently exercisable stock options, and excludes 5,750 shares held by Mr. King's wife.

(2) Excludes 600 shares of Common Stock held by Mrs. Michael King in trust for the benefit of her nephews. Includes 240,000 shares issuable upon exercise of currently exercisable stock options.

(3) Includes 55,000 shares held by a charitable foundation of which Ms. King is a director. Ms. King disclaims beneficial ownership of such shares.

(4) Shares issuable upon exercise of currently exercisable stock options.

(5) Includes 12,138 shares issuable upon exercise of currently exercisable stock options.

(6) Includes 80,000 shares issuable upon exercise of currently exercisable stock options.

(7) Shares issuable upon exercise of currently exercisable stock options.

(8) Includes an aggregate 656,638 shares issuable upon exercise of currently exercisable stock options.

                                CERTAIN TRANSACTIONS

     Richard King has served as a consultant to King World since September 1984. His annual compensation for such services for fiscal 1994 was $15,600. The term of his current oral agreement with King World will expire on August 31, 1995.

     Robert King was named Senior Vice President -- Strategic Planning/Acquisitions of King World in April 1994. At that time, the Company entered into an employment agreement with Mr. King, providing for salary compensation at the rate of $400,000 per annum, and an option under the Company's Amended and Restated Stock Option and Restricted Stock Plan to purchase 100,000 shares of Common Stock at an exercise price per share equal to the closing price of the Common Stock on April 22, 1994 ($34.25), the date of Mr. King's employment agreement. Mr. King's right to exercise such option is subject to vesting over a five-year period (at the rate of 20% per year for the first three years and 40% in the fifth year) and the satisfaction of certain other conditions. Prior to assuming his current position, Mr. King had been employed by King World since December 1991, assisting in strategic planning, and received salary compensation at the rate of $400,000 per annum. Mr. King had formerly served as President of television distribution for Orion Pictures, Coca Cola Telecommunications and Columbia Pictures Television. He was President and a director of the Company from 1973 until March 1984. Mr. King is a brother of Roger, Michael, Diana and Richard King.

     Ronald S. Konecky, a director of the Company, is of counsel to the law firm of Frankfurt, Garbus, Klein & Selz, which has been retained by the Company in connection with certain legal matters.

          COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     To the Company's knowledge, all statements of beneficial ownership required to be filed with the Securities and Exchange Commission in fiscal 1994 were timely filed, except for a Form 4 filed by Roger King on April 14, 1994, reporting beneficial ownership of 750 shares owned by his wife. Beneficial ownership of such shares became attributable to Roger King upon his marriage to Raemali King on May 7, 1993. Mr. King disclaims beneficial ownership of such shares. Jeffrey E. Epstein, the former Chief Financial Officer of the Company, filed a report under Section 16(a) of the Securities Exchange Act reporting the termination of unvested options one day after the deadline for the filing of reports of beneficial ownership on Form 5.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain compensation information as to the Chief Executive Officer and the four other highest paid executive officers of the Company for the fiscal years ended August 31, 1994, 1993 and 1992:

                                                                         LONG-TERM
                                                                       COMPENSATION
                                                                         AWARDS(1)
                                                                  -----------------------
                                          ANNUAL COMPENSATION
                                        -----------------------      (E)          (F)           (G)
             (A)                                                  RESTRICTED   SECURITIES    ALL OTHER
          NAME AND             (B)         (C)          (D)         STOCK      UNDERLYING   COMPENSATION
     PRINCIPAL POSITION        YEAR     SALARY($)     BONUS($)    AWARDS($)    OPTIONS(#)      ($)(2)
- -----------------------------  ----     ----------   ----------   ----------   ----------   ------------
Michael King
  President and Chief
  Executive Officer..........  1994     $1,000,000   $2,268,000       --          --          $ 10,000
                               1993     $  950,000   $1,297,000       --          --          $ 11,500
                               1992     $  900,000   $1,211,000       --          --               N/A

Roger King
  Chairman
  of the Board...............  1994     $1,000,000   $2,268,000       --          --          $ 10,000
                               1993     $  950,000   $1,297,000       --          --          $ 11,500
                               1992     $  900,000   $1,211,000       --          --               N/A

Stephen W. Palley
  Executive Vice President
  and Chief Operating
     Officer.................  1994     $  500,000   $  801,500       --         250,000      $ 10,000
                               1993     $  450,000   $  415,000       --          --          $ 11,500
                               1992     $  425,000   $  386,000       --          --               N/A

Steven R. Hirsch
  President, Camelot
  Entertainment Sales,
     Inc. ...................  1994     $  450,000   $  295,500       --         100,000      $ 10,000
                               1993     $  425,000   $  150,000       --          --          $ 11,500
                               1992     $  400,000   $  150,000       --          --               N/A

Jeffrey E. Epstein
  Chief Financial Officer....  1994(3)  $  429,300   $  186,500       --         150,000      $  7,000
                               1993     $  412,500   $   25,000       --          --          $ 14,550(4)
                               1992     $  391,000   $   25,000       --          --               N/A

- ---------------

(1) No pay-outs pursuant to long-term incentive plans have been made since the inception of the Company.

(2) In accordance with transitional provisions applicable to the revised rules in executive compensation disclosure adopted by the Securities and Exchange Commission, amounts of "All Other Compensation" are excluded for 1992. For each named executive officer, includes $10,000 and $11,500 of Company contributions to the Company's Retirement Savings Plan for fiscal 1994 and 1993, respectively.

(3) Mr. Epstein's employment as Chief Financial Officer of the Company terminated in July 1994.

(4) Includes $3,050 of imputed interest on a promissory note issued by Mr. Epstein to the Company, which was paid in full in December 1992.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning grants of stock options, stock appreciation rights and phantom stock units awarded to the named executive officers during the fiscal year ended August 31, 1994:

                                               INDIVIDUAL GRANTS
                             -----------------------------------------------------    POTENTIAL REALIZABLE
                                            PERCENT OF                                      VALUE AT
                                              TOTAL                                  ASSUMED ANNUAL RATES OF
                              NUMBER OF      OPTIONS/                                         STOCK
                             SECURITIES    SARS GRANTED                                PRICE APPRECIATION
                             UNDERLYING    TO EMPLOYEES   EXERCISE OR                    FOR OPTION TERM
                             OPTION/SARS    IN FISCAL     BASE PRICE    EXPIRATION   -----------------------
           NAME                GRANTED         YEAR         ($/SH)         DATE        5%($)        10%($)
            (A)                  (B)           (C)            (D)          (E)          (F)          (G)
- ---------------------------  -----------   ------------   -----------   ----------   ----------   ----------
Michael King...............    120,000(1)       6.29%       $38.875        8/31/95   $5,143,163   $5,644,650
                               270,000(2)      14.15%       $38.875        8/31/95   $1,075,866   $2,204,213

Roger King.................    120,000(1)       6.29%       $38.875        8/31/95   $5,143,163   $5,644,650
                               270,000(2)      14.15%       $38.875        8/31/95   $1,075,866   $2,204,213

Stephen W. Palley..........    250,000(3)      13.10%       $38.875       12/21/03   $2,685,096   $5,933,394

Steven R. Hirsch...........    100,000(3)       5.24%       $38.875       12/21/03   $1,074,038   $2,373,358

Jeffrey E. Epstein(4)......    150,000          7.86%       $38.875        8/15/94   $        0   $        0

- ---------------
(1) Phantom Stock Units. See "Employment Agreements -- Michael King and Roger King".

(2) Phantom Stock Appreciation Units. See "Employment Agreements -- Michael King and Roger King".

(3) Non-qualified Stock Options. See "Employment Agreements -- Stephen W. Palley"; and "Employment Agreements -- Steven R. Hirsch".

(4) Mr. Epstein terminated his employment with the Company on July 15, 1994. The non-qualified stock option granted to Mr. Epstein in fiscal 1994 expired 30 days after the termination of Mr. Epstein's employment.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FISCAL YEAR END OPTION VALUES

     The following table sets forth the number of options exercised and the value realized upon exercise by the named executive officers during the fiscal year ended August 31, 1994 and the value of outstanding options held by such executive officers as of August 31, 1994:

                                                                         (D)
                                                                   ---------------            (E)
                                                                                       ------------------
                                                                      NUMBER OF
                                                                     SECURITIES             VALUE OF
                                                                     UNDERLYING           UNEXERCISED
                                                                     UNEXERCISED          IN-THE-MONEY
                                                                     OPTIONS AT            OPTIONS AT
                                      (B)               (C)        FISCAL YEAR END     FISCAL YEAR END($)
             (A)                ---------------     -----------    ---------------     ------------------
- ------------------------------  SHARES ACQUIRED        VALUE        EXERCISABLE/          EXERCISABLE/
             NAME               ON EXERCISE(#)      REALIZED($)     UNEXERCISABLE        UNEXERCISABLE
- ------------------------------  ---------------     -----------    ---------------     ------------------
Michael King..................           --                  --    240,000/      0        $5,988,300/0
Roger King....................           --                  --    240,000/      0        $5,988,300/0
Stephen W. Palley.............           --                  --     80,000/200,000        $  754,440/0
Steven R. Hirsch..............           --                  --     62,000/ 80,000        $1,015,560/0
Jeffrey E. Epstein(1).........      150,000         $ 3,373,500          0/      0                 0/0

- ---------------
(1) Mr. Epstein terminated his employment with the Company on July 15, 1994.

     The market value of the Company's Common Stock as of the close of business on December 27, 1994, as reflected by the closing price of the Common Stock on the NYSE, was $34.875 per share.

EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of the executive officers named in the table above, except for Mr. Epstein, who served as Chief Financial Officer of the Company under a term agreement that expired August 31, 1993 and thereafter on an at will basis until he resigned his position in June 1994 and terminated his employment with the Company on July 15, 1994. The Company has entered into an employment agreement with Anthony E. Hull, who has served as Chief Financial Officer of the Company since June 13, 1994.

Michael King and Roger King

     The employment agreements with each of Michael King and Roger King, the Company's President and Chief Executive Officer and Chairman of the Board, respectively, were entered into on December 21, 1993 and provide for employment by the Company through August 31, 1995. They provide a base salary in the Company's 1994 fiscal year for each of the two executive officers of $1 million, with an increase of $50,000 in the Company's 1995 fiscal year, and an annual cash bonus for each such executive officer equal to 1.5% of the Company's net income after taxes but before extraordinary items, subject to the satisfaction of a performance condition (the "S&P Performance Condition"), which requires that the Company's return on equity shall have exceeded the average return on equity of the companies comprising the S&P 500 Index (based on the most recently published information available to the Company at the time satisfaction of the S&P Performance Condition is to be determined). Such bonuses are payable on a quarterly basis, based on the Company's unaudited quarterly financial statements as filed with the Securities and Exchange Commission, with a final payment being made after the end of the Company's fiscal year based on the Company's audited financial statements. To the extent that the audited financial statements include adjustments to prior quarterly statements, discrepancies are reconciled in the final payment. The Compensation Committee is authorized to make all determinations with respect to the payment of such bonuses and to cause the Company to recoup any payments that were made in any year in which the annual performance goal was not satisfied on an annual basis.

     In addition, under their respective employment agreements, each of Michael King and Roger King is entitled to a "New Show Bonus" of $750,000, $500,000 and $250,000, respectively, for the first, second and third new first-run "strip" (i.e., Monday through Friday) syndicated series first broadcast in any of the 1993-1994, 1994-1995 or 1995-1996 television seasons and cleared over the course of any such season in domestic television markets covering at least 70% of the domestic television viewing households. (The bonus did not apply to series being aired at the time the employment agreement was signed, but did apply to Rolonda, which premiered on January 17, 1994.) In addition, a New Show Bonus of $250,000 is payable to each of the two executive officers if the Company receives orders for at least thirteen weeks of a series developed by the Company from an over-the-air television network for broadcast in any of such television seasons. The aggregate of all New Show Bonuses that may be earned in any fiscal year by either executive officer may not exceed $1.5 million.

     In addition, the employment agreements of Michael and Roger King granted each of them 120,000 phantom stock units (the "Stock Units") and 270,000 phantom stock appreciation units (the "Stock Appreciation Units"). The Stock Units are intended to be functionally similar to restricted stock and the Stock Appreciation Units are intended to be functionally similar to stock options, except that, unlike restricted stock and stock options, the Stock Units and the Stock Appreciation Units will be settled only in cash and on fixed redemption dates, as described below. The Compensation Committee is responsible for administering the redemptions of Stock Units and Stock Appreciation Units, determining the amounts payable thereunder and making awards on the applicable redemption dates.

     Of the total number of Stock Units awarded to each such executive officer, 40,000 became eligible for redemption at the end of the 1994 fiscal year, 20,000 became eligible for redemption on the last day of the first quarter of the 1995 fiscal year and 20,000 of the remaining Stock Units become eligible for redemption on the last day of each remaining quarter of the 1995 fiscal year. Of the total number of Stock Appreciation Units awarded to each such executive officer, 90,000 became eligible for redemption at the end of the 1994 fiscal year, 45,000 became eligible for redemption on the last day of the first quarter of the 1995 fiscal year and 45,000 of the remaining Stock Appreciation Units become eligible for redemption on the last day of each remaining quarter of the 1995 fiscal year. (August 31, 1994 and the last day of each quarter of the 1995 fiscal year are hereinafter referred to as a "Redemption Date").

     On each Redemption Date, the Stock Units that have become eligible for redemption will be automatically redeemed, in cash, under the following conditions. If, on a Redemption Date, the average of the daily closing prices of the Common Stock during the ten (10) business days ending on a Redemption Date (the "Average Price") is equal to or greater than the Minimum Redemption Price applicable to such Redemption Date, then Stock Units that became eligible for redemption on such Redemption Date will be redeemed for a cash amount equal to the Average Price for such Redemption Date. The "Minimum Redemption Price" for each successive Redemption Date will be $38.875 per share, the closing price of King World Common Stock on the NYSE on December 21, 1993, the date the employment agreements of Michael King and Roger King were entered into (the "Contract Date"), increased for each successive Redemption Date by an appreciation factor calculated at the rate of 5% per annum over the closing price of the Common Stock on the Contract Date. If, on any Redemption Date, the applicable Average Price is less than the applicable Minimum Redemption Price, then Stock Units that became eligible for redemption on such Redemption Date (or were not previously redeemed and were carried forward from a prior Redemption
Date) will be carried forward to the next Redemption Date, will again be eligible for redemption and will be redeemed on the next succeeding Redemption Date on which the Average Price equals or exceeds the Minimum Redemption Price on the Redemption Date on which such Stock Units first became eligible for redemption. If, and to the extent that any Stock Units have not been redeemed on or before the August 31, 1995 Redemption Date, they will expire.

     On each Redemption Date, the Stock Appreciation Units that have become eligible for redemption will be automatically redeemed, in cash, under the following conditions. If, on a Redemption Date, the Average Price (determined in the same manner as described above) is greater than $38.875 per share, the closing price of King World Common Stock on the NYSE on the Contract Date (the "Appreciation Unit Base Price"), then each Stock Appreciation Unit that became eligible for redemption on such Redemption Date will be redeemed for a cash amount equal to the excess of such Average Price over the Appreciation Unit Base Price. If, on any Redemption Date, the applicable Average Price is not greater than the Appreciation Unit Base Price, then all Stock Appreciation Units that became eligible for redemption on such Redemption Date (or were not previously redeemed and were carried forward from a prior Redemption Date) will be carried forward to the next Redemption Date, will again be eligible for redemption and will be redeemed on the next succeeding Redemption Date on which the Average Price exceeds the Appreciation Unit Base Price. If and to the extent that any Stock Appreciation Units have not been redeemed on or before the August 31, 1995 Redemption Date, they will expire.

     Through the first quarter of fiscal 1995, none of the Stock Units or Stock Appreciation Units had been redeemed because the Minimum Redemption Prices associated with the Stock Units and the Appreciation Unit Base Price associated with the Stock Appreciation Units had not been reached during applicable measurement periods.

Stephen W. Palley

     Mr. Palley serves as Executive Vice President and Chief Operating Officer under an employment agreement entered into on December 21, 1993. Such employment agreement has a term of three years commencing as of September 1, 1993 and provides for a base salary of $500,000 per year. Mr. Palley also is entitled to receive an annual cash bonus of 0.4% of the Company's net income after taxes but before extraordinary items, and a supplemental cash bonus of an additional 0.4% of the Company's net income after taxes but before extraordinary items (not to exceed $1.33 million over the three-year term of his employment agreement), subject to the satisfaction of the S&P Performance Condition. Mr. Palley's supplemental bonus will be fully payable for any year during the term of his employment agreement only if the average of the closing prices of the Common Stock for such year (the "Average Yearly Price") is greater than or equal to $38.875, the closing price of the Common Stock on December 21, 1993, the date of Mr. Palley's employment agreement (the "Contract Date Price"). To the extent that the Average Yearly Price is less than the Contract Date Price in any such year, the supplemental bonus payable to Mr. Palley will be reduced by multiplying the full amount of the supplemental bonus otherwise payable by a fraction, the numerator of which is the excess, if any, of the Average Yearly Price over Mr. Palley's "Base Price" ($30) and the denominator of which is the excess of the Contract Date Price over Mr. Palley's Base Price. No supplemental bonus will be payable if the Average Yearly Price is less than the Base Price.

     In addition, pursuant to the terms of his employment agreement, Mr. Palley was granted a non-qualified stock option under the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan to purchase 250,000 shares of Common Stock, at an exercise price equal to $38.875, the closing price of the Common Stock on December 21, 1993, the date of grant. 20% of such options vested on August 31, 1994, 20% of such options will vest on the last day of each of the Company's 1995 and 1996 fiscal years, and the remainder will vest on the last day of the Company's 1998 fiscal year. The term of such option is ten years.

     In the event that Mr. Palley's full-time employment with the Company is terminated by the Company prior to the end of the Employment Period without cause and other than on account of his death, disability or incapacity, he will be entitled to exercise the option with respect to all shares of Common Stock subject thereto (whether or not vested as of the date of such termination) during the one-year period commencing on the date his employment is so terminated, to the extent that the option had not previously been exercised. In the event that Mr. Palley's full-time employment with the Company terminates on account of his death, disability or incapacity, he (or his heirs, administrators or legal representatives) will be entitled to exercise the option during the one-year period commencing as of the date his employment so terminated with respect to all the shares that had vested thereunder as of the date of such termination and had not been exercised, and with respect to 50% of the unvested shares of Common Stock subject to the option. In the event that Mr. Palley's full-time employment with the Company terminates for any other reason, the unexercised portion of the option held by him on the date his full-time employment ceased may be exercised only within one year after such date, and only to the extent that his right to exercise such portion of the option had vested on the date his full-time employment ceased.

Steven R. Hirsch

     Mr. Hirsch serves as the President of Camelot Entertainment Sales, Inc., the wholly-owned barter advertising subsidiary of the Company, under an employment agreement having a term of three years commencing as of September 1, 1993 and providing for a base salary of $450,000 per year in the first two years and $475,000 for the final year. In each of the Company's fiscal years under the agreement, Mr. Hirsch is also entitled to an annual cash bonus equal to 1% of Camelot's net revenues, and a supplemental cash bonus (not to exceed $150,000 per year or $375,000 over the three-year term of his employment agreement), subject to the satisfaction of the S&P Performance Condition. Mr. Hirsch's supplemental cash bonus will be fully payable for any year during the term of his employment agreement only if the Average Yearly Price is greater than or equal to the Contract Date Price. To the extent that the Average Yearly Price is less than the Contract Date Price in any such year, the supplemental cash bonus payable to Mr. Hirsch will be reduced by multiplying the full amount of the supplemental cash bonus otherwise payable by a fraction, the numerator of which is the excess, if any, of the Average Yearly Price over Mr. Hirsch's "Base Price" ($32.625) and the denominator of which is the excess of the Contract Date Price over Mr. Hirsch's Base Price. No supplemental bonus will be payable if the Average Yearly Price is less than the Base Price.

     In addition, pursuant to the terms of his employment agreement, Mr. Hirsch has been granted a non-qualified stock option to purchase 100,000 shares of Common Stock, pursuant to the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan at an exercise price equal to $38.875, the closing price of the Common Stock on December 21, 1993, the date of grant. 20% of such options vested on August 31, 1994, 20% of such options will vest on the last day of each of the Company's 1995 and 1996 fiscal years, and the remainder will vest on the last day of the Company's 1998 fiscal year. The term of such option is ten years. If Mr. Hirsch ceases to be a full-time employee of the Company or any of its subsidiaries or affiliates, he will have the right to exercise the unexercised portion of the option only within the one-month period following the date on which he ceased to be a full-time employee, and then only to the extent such unexercised portion was vested on the date his employment ceases, except that if his employment ceased by reason of his death or disability (within the meaning of sec.22(e)(3) of the Internal Revenue Code (the "Code")), such one month period will instead be the one year period following the cessation of his full-time employment.

Anthony E. Hull

     Mr. Hull serves as Chief Financial Officer of the Company under an employment agreement that commenced on June 13, 1994, and has a term of two years, which at the Company's option may be extended for an additional two-year period. The employment agreement provides for a salary of $300,000 for the first year, $310,000 for the second year and, subject to the Company's exercise of its option to extend the employment period, $325,000 for the third year and $350,000 for the fourth year. In addition Mr. Hull is entitled to a discretionary bonus as determined by the Compensation Committee of the Board of Directors. Mr. Hull was granted a non-qualified stock option to purchase 100,000 shares of Common Stock, pursuant to the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan, at an exercise price equal to $40.75 per share, the closing price of the Common Stock on the NYSE on the date of Mr. Hull's commencement of employment with the Company. 20% of such options will vest on June 12, 1995, 20% will vest on June 12, 1996, 20% will vest on June 12, 1997 and 40% will vest on June 12, 1999. If Mr. Hull ceases to be a full-time employee of the Company or any of its subsidiaries or affiliates, he will have the right to exercise the unexercised portion of the option only within the one-month period following the date on which he ceased to be a full-time employee, and then only to the extent such unexercised portion was vested on the date his employment ceased, except that if his employment ceased by reason of his death or disability, then such one-month period will instead be the one-year period following the cessation of his full-time employment. In addition, if the Company does not exercise its option to extend Mr. Hull's employment period for an additional two years, Mr. Hull is entitled to receive a payment equal to 10,000 times the amount, if any, by which the closing price of the Common Stock on the NYSE on the date fixed for notice of the Company's option election pursuant to the employment agreement exceeds the exercise price of the option granted to Mr. Hull.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Board of Directors, whose members are Messrs. Chaseman, Konecky and Rupp, was constituted in July 1993. The Compensation Committee recommends compensation arrangements for the Company's executive officers. Since January 1994, the members of the Compensation Committee also have been responsible for determining the timing, amount, exercise price and other terms of options granted under the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan.

     Ronald S. Konecky, a director of the Company, is of counsel to the law firm of Frankfurt, Garbus, Klein & Selz, which has been retained by the Company in connection with certain legal matters.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee was constituted in July 1993 to review and approve compensation packages for the Company's senior management. The Committee also administers the Company's Amended and Restated Stock Option and Restricted Stock Purchase Plan. In connection with its review of the Company's compensation arrangements for the Chairman of the Board and President and Chief Executive Officer in the 1994 fiscal year and the establishment of new compensation arrangements with such executives, the Compensation Committee was advised by an independent compensation consultant.

     The Company's executive compensation program is structured to help the Company achieve its business objectives by:

     - setting levels of compensation designed to attract and retain superior executives in a highly competitive environment;

     - providing incentive compensation that varies directly with both Company financial performance and individual contributions to that performance; and

     - linking compensation to elements that affect short- and long-term stock price performance.

The Company uses a combination of salary and incentive compensation, including cash bonuses and equity-based incentives (stock options and, commencing in fiscal 1994, "phantom" stock and "phantom" stock appreciation units), to achieve its compensation goals.

COMPENSATION OF EXECUTIVE OFFICERS GENERALLY

SALARY

     The salary levels of the Company's executive officers are intended to reflect the duties and level of responsibility inherent in the position in question. Comparisons of the salaries paid by other companies in the television syndication industry and related industries to executives holding comparable positions are considered in establishing the salary level for each position. The particular qualifications of the individual holding the position, his or her relevant experience and the importance to the Company of his or her expected contribution are also considered in establishing salaries.

PERFORMANCE AND INCENTIVE COMPENSATION

     CASH BONUSES. Arrangements for bonus compensation for the Company's executive officers are also negotiated individually with each executive officer and are generally fixed by contract. Bonus compensation arrangements take various forms, but generally are based on factors such as the Company's financial performance, as measured by net income in the fiscal year, other measures of operating performance, including the development and acquisition of new television programming, and individual performance.

     Certain of the Company's executive officers have a direct participation in the Company's net income or the profits of a particular part of the Company's business, depending on the executive's particular responsibilities. (The Company has similar profit sharing arrangements with independent producers of the Company's programming.) The Company has favored such arrangements because it believes that they encourage executives to work harder and afford executives a direct pecuniary interest in the portion of the Company's business for which they are responsible. The Committee believes that such arrangements are commonly employed in the television syndication and related entertainment industries to encourage performance of talent and executive personnel; indeed, such arrangements have been a feature of the Company's compensation arrangements with its senior executives for the past six years.

     The payment of cash bonuses is generally subject to performance conditions, such as the condition that the Company's return on equity exceed the return on equity of the companies comprising the S&P 500 Index and that the Company's average stock price for the year exceed certain levels. These limitations are designed to further align the interests of the Company's executive officers with those of its stockholders, by ensuring that bonuses may be paid only if the return on stockholders' equity exceeds a recognized market standard or if stockholder value is otherwise preserved or increased. Because the return on equity condition was satisfied for fiscal 1994, cash bonuses subject only to this condition were paid in full. However, because the average stock price condition was not satisfied, Mr. Palley's supplemental bonus (which is subject to reduction to the extent that the Company's average closing stock price for the year is less than the closing stock price on the date of his employment agreement) was reduced.

     Cash bonuses may also be discretionary, within the purview of the Compensation Committee upon the recommendation of management.

     The Company adopted a change in accounting with respect to revenue recognition in the fourth quarter of fiscal 1994, which caused a one-time reduction in net income for the fiscal year. The Compensation Committee determined that it would be more equitable to adjust net income-based bonuses to eliminate the effect of this accounting change. Therefore, each of Roger and Michael King and Stephen W. Palley received a corrective bonus relating to his cash bonus, and Mr. Palley received a corrective bonus relating to his supplemental bonus.

     EQUITY-RELATED INCENTIVES. The Company's primary method of compensating senior executives has been through the grant of stock options granted at the commencement of their employment agreements. To date, interim grants have not been made. Stock options granted to executive officers are generally long-term (10 years) and vest over a five-year period in most cases. The Company has favored stock options as a way of aligning management's interests with the long-term interests of the Company's shareholders and inducing executives to remain with the Company on a long-term basis. Individual option grants have been based on the performance and level of responsibility of the optionee.

     Commencing with the Company's tax year beginning on September 1, 1994, sec.162(m) of the Code will generally limit to $1 million the Company's federal income tax deduction for compensation paid in any year to its Chief Executive Officer and each of its four highest paid executive officers, to the extent that such compensation is not "performance based compensation", within the meaning of sec.162(m). Accordingly, in structuring the Company's compensation arrangements with its highest paid executive officers, the Committee attempted to provide incentive formulas that qualify as "performance based compensation" in order to decrease the after-tax cost of such arrangements to the Company. However, there can be no assurance that the various incentive and performance related elements of the Company's compensation arrangements with its five highest paid executive officers will in fact qualify as "performance based compensation" under sec.162(m) of the Code or that the tax deductibility of compensation paid pursuant thereto will not in fact be limited by the $1 million statutory cap on deductible executive compensation.

PRESIDENT AND CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD OF DIRECTORS

     In fiscal 1994, the Company entered into new employment agreements with the Company's Chairman of the Board, Roger King, and its President and Chief Executive Officer, Michael King, which establish the compensation arrangements for the two year period ending August 31, 1995. The agreements provide for the payment of higher levels of compensation than previous arrangements. In negotiating and approving the terms of the new agreements, the Committee considered proposals submitted by the executives, and its approval of the overall compensation packages was primarily influenced by the success of the Company's distribution and production operations over the past several years and the unique contribution of these two executives to the Company's long- and short-term profitability, including the Company's ability to obtain new distribution properties, to develop and produce new programming and to successfully distribute new and existing programming. During the course of its negotiations with the executives, the Committee considered the previous levels of compensation paid to the Chairman of the Board and President and Chief Executive Officer as well as compensatory benefits paid to the chief executive officers and chairmen of other companies in the television syndication and related entertainment industries whose profitability was similar to that of the Company. The Committee also engaged an independent compensation consultant.

     The employment agreements provide for each of Roger and Michael King to receive a base salary in the Company's 1994 fiscal year of $1 million, with an increase of $50,000 in the 1995 fiscal year. The base salary for fiscal 1994 represents an increase of $50,000 over base salary in fiscal 1993.

     Each of the employment agreements between the Company and its Chairman of the Board and President and Chief Executive Officer provides for several forms of performance-based bonus compensation. Under the agreements, Roger King, the head of the Company's sales department, and Michael King, who is in charge of the Company's overall programming acquisition, development and production activities, are each entitled to a cash bonus of 1.5% of the Company's net income after taxes but before extraordinary items. These bonuses may be earned with respect to any year only if the Company's annual return on equity exceeds the average annual return on equity of the companies comprising the S&P 500 Index.

     The employment agreements of each of Michael King and Roger King include a "New Show Bonus" of $750,000, $500,000 and $250,000 for each of the first, second and third new first-run "strip" (i.e., Monday-Friday) syndicated series first broadcast in any of the 1993-1994, 1994-1995 or 1995-1996 television seasons and cleared in any such season in domestic television markets covering at least 70% of the domestic television viewing households. In addition, a New Show Bonus of $250,000 is payable to each of the two executive officers upon the receipt of orders for at least thirteen weeks of a series developed by the Company from an over-the-air television network for broadcast in any of such television seasons. The maximum New Show Bonus that may be earned in any fiscal year by each such executive officer will be $1.5 million.

     The Committee believes that the performance standards of the New Show Bonus are an appropriate basis for compensating Michael King and Roger King, the individuals who are primarily responsible for the development and acquisition of new television series for the Company and licenses of syndicated series to television stations in the United States. The Company is primarily engaged in the first-run syndication of television programming; its future financial success in this area will depend on the number and quality of new series it can produce or acquire and successfully introduce into syndication. The standard of 70% audience coverage is widely recognized in the television industry as the requisite level that must be achieved if a new strip series is to be successfully launched. The terms of the New Show Bonus also provide for a somewhat smaller bonus ($250,000) for new series sold to over-the-air television networks, reflecting the fact that network distribution of series developed by the Company is likely to be less profitable to the Company than syndicated series. Since Michael King and Roger King are primarily responsible for the development and licensing of new television series for the Company, the Committee believes that the number of new first-run, syndicated series successfully launched and series licensed to networks are appropriate indicators of their performance and appropriate bases for bonus compensation.

     In fiscal 1994, the Company awarded each of Michael and Roger King a New Show Bonus of $750,000 upon the introduction and clearance in 70% of domestic television viewing households of Rolonda, a morning talk show hosted by Rolonda Watts which premiered in January 1994.

     The compensation arrangements with the Company's Chairman of the Board and President and Chief Executive Officer also provide for the issuance to each of them of (i) 120,000 Stock Units, 40,000 of which became eligible for redemption at the end of the 1994 fiscal year, 20,000 of which became eligible for redemption on the last day of the first quarter of the 1995 fiscal year and 20,000 of the remaining Stock Units become eligible for redemption on the last day of each remaining quarter of the 1995 fiscal year, subject to the achievement of certain specified target prices for the Common Stock, and (ii) 270,000 Stock Appreciation Units, 90,000 of which became eligible for redemption at the end of the 1994 fiscal year, 45,000 of which became eligible for redemption on the last day of the first quarter of the 1995 fiscal year and 45,000 of the remaining Stock Appreciation Units become eligible for redemption on the last day of each remaining quarter of the 1995 fiscal year, conditioned upon the average price of the Common Stock during specified measurement periods exceeding the fair market value of the Common Stock on the date the Stock Appreciation Units were granted. All such Stock Units and Stock Appreciation Units may be redeemed only in cash.

     The Stock Units and Stock Appreciation Units were granted to the executives in fiscal 1994 to provide the executives with additional incentives having certain equity features (similar to restricted stock and stock options) but which will be measured on a short-term basis, settled only in cash and on fixed redemption dates. This element of the compensation packages of Michael King and Roger King will permit the executives to earn significant amounts of cash compensation (but only if the value of the Common Stock increases over current levels), without diluting stockholders' equity in the Company. The Company granted Stock Units and Stock Appreciation Units, rather than restricted stock and stock options, because the grant of equity incentives in fiscal 1994 would have resulted in adverse income tax consequences to the executives.

     Through the first quarter of fiscal 1995, none of the Stock Units or Stock Appreciation Units has been redeemed because the Minimum Redemption Prices associated with the Stock Units and the Appreciation Unit Base Price associated with the Stock Appreciation Units had not been reached during the applicable measurement periods. Payouts under these arrangements may be made in the future if the applicable target prices are met during the remainder of fiscal 1995.

                                          Joel Chaseman
                                          Ronald S. Konecky
                                          James M. Rupp

                            STOCK PERFORMANCE GRAPHS

     The following graphs compare the cumulative total stockholder returns, over the periods presented, on the Company's Common Stock, the Standard & Poor's Composite Index of 500 Stocks and the capital stocks of a representative group of companies1 whose operations include television programming. The fiscal year-end values of each investment are based on share price appreciation plus reinvested dividends, and assume an initial investment of $100.

     As indicated in the charts, the market price of the Company's Common Stock (adjusted for stock splits and dividends) has increased from $1.11 in December 1984, the time of the Company's initial public offering of Common Stock, to $21.83 on August 31, 1989 and $37.75 on August 31, 1994. This represents stock price appreciation of 3,300% since the initial public offering and 73% over the Company's last five fiscal years.

FIVE YEAR CUMULATIVE TOTAL RETURNS

                                   [Graph]

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)         KING WORLD       S & P 500      PEER GROUP
1989                                    100.00          100.00          100.00
1990                                     91.60           95.01           61.97
1991                                    128.25          120.58           76.76
1992                                    112.79          130.13           85.68
1993                                    170.04          149.93          135.16
1994                                    172.90          156.99          116.68

- ---------------

     1The group of companies includes the following: All American
Communications, dick clark productions, Samuel Goldwyn Company, Kushner-Locke, Multimedia, Spelling Entertainment, Time-Warner, Inc., Tribune Co. and Viacom, Inc.

CUMULATIVE TOTAL RETURNS SINCE THE COMPANY'S INITIAL PUBLIC OFFERING


                                  [ Graph ]

      MEASUREMENT PERIOD
    (FISCAL YEAR COVERED)         KING WORLD       S & P 500      PEER GROUP
1984                                    100.00          100.00          100.00
1985                                    425.41          119.08          146.17
1986                                    935.94          165.66          194.20
1987                                   1914.38          222.84          247.35
1988                                   1291.25          183.20          219.48
1989                                   1966.96          255.09          350.73
1990                                   1801.74          242.36          217.34
1991                                   2522.43          307.58          269.25
1992                                   2218.48          331.94          300.51
1993                                   3344.58          382.43          474.08
1994                                   3400.77          400.44          409.27

     The above report of the Compensation Committee and the Stock Performance Graph will not be deemed to be soliciting material or to be filed with or incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent that the Company specifically incorporates such report or graph by reference.

2.  APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of Arthur Andersen LLP, independent public accountants, as the auditors of the Company for the fiscal year ending August 31, 1995, subject to the approval of such appointment by stockholders at the Annual Meeting. Arthur Andersen LLP has audited the Company's financial statements since the Company's 1982 fiscal year.

     The ratification of the appointment of the firm of Arthur Andersen LLP will be determined by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting. Proxies marked as abstaining will be counted in the tabulation of the vote cast and, thus, will have the effect of a vote against the proposal. Under NYSE rules, brokers that do not receive instructions from their customers may nevertheless vote on this matter. Broker non-votes are counted only for purposes of determining the presence or absence of a quorum for the transaction of business.

     If the foregoing appointment of Arthur Andersen LLP is not ratified by stockholders, the Board of Directors will appoint other independent accountants whose appointment for any period subsequent to the 1996 Annual Meeting of Stockholders will be subject to the approval of stockholders at that meeting. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement should he so desire and to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO RATIFY THE APPOINTMENT OF THE FIRM OF ARTHUR ANDERSEN LLP.

                                    GENERAL
OTHER MATTERS

     The Board of Directors does not know of any matters that are to be presented at the Annual Meeting other than those stated in the Notice of Annual Meeting and referred to in this Proxy Statement. If any other matters should properly come before the Meeting, it is intended that the proxies in the accompanying form will be voted as the persons named therein may determine in their discretion.

     The Company's Annual Report to Stockholders for the fiscal year ended August 31, 1994 is being mailed to stockholders concurrently with this Proxy Statement.

SOLICITATION OF PROXIES

     The cost of solicitation of proxies in the accompanying form will be borne by the Company, including expenses in connection with preparing and mailing this Proxy Statement. In addition to solicitation of proxies by mail, directors, officers and employees of the Company (who will receive no additional compensation therefor) may solicit the return of proxies by telephone, telegram or personal interview. Arrangements have also been made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in connection therewith.

     Each holder of the Company's Common Stock who does not expect to be present at the Annual Meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the proxy and return it promptly in the enclosed return envelope.

STOCKHOLDER PROPOSALS

     If any stockholder of the Company intends to present a proposal for consideration at the 1996 Annual Meeting of Stockholders and desires to have such proposal included in the proxy statement and form of proxy distributed by the Board of Directors with respect to such meeting, such proposal must be received at the Company's principal executive offices, 1700 Broadway, New York, New York 10019, Attention: Assistant Secretary, not later than August 31, 1995.

                           ANNUAL REPORT ON FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED AUGUST 31, 1994, FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION, WITHOUT EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY PERSON REQUESTING A COPY THEREOF IN WRITING AND STATING THAT SUCH PERSON IS A BENEFICIAL HOLDER OF SHARES OF COMMON STOCK OF THE COMPANY ON THE RECORD DATE FOR THE ANNUAL MEETING OF STOCKHOLDERS. REQUESTS AND INQUIRIES SHOULD BE ADDRESSED TO KING WORLD PRODUCTIONS, INC., C/O KING WORLD CORPORATION, 830 MORRIS TURNPIKE, SHORT HILLS, NEW JERSEY 07078, ATTENTION: STEVEN A. LOCASCIO, VICE PRESIDENT AND CONTROLLER.

                                          By Order of the Board of Directors

                                          DIANA KING
                                          Corporate Secretary

                         KING WORLD PRODUCTIONS, INC.
                                    PROXY
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
          Annual Meeting of Stockholders, Friday, February 17, 1995

The undersigned stockholder of KING WORLD PRODUCTIONS, INC., a Delaware corporation, hereby appoints Roger King, Michael King, Diana King and Stephen
W. Palley, or any of them, voting singly in the absence of the others, attorneys and proxies, with full power of substitution and revocation, to vote, as designated on the reverse side, all shares of Common Stock of King World Productions, Inc., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Corporation to be held at The Breakers Hotel, One South County Road, Palm Beach, Florida 33480 on February 17, 1995, at
10:00 a.m. (local time), or any adjournment thereof, in accordance with the instructions on the reverse side.

                     THE ELECTION OF DIRECTORS, NOMINEES:
                              RONALD S. KONECKY
                                JAMES M. RUPP

The proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES IN PROPOSAL NO. 1. AND "FOR" PROPOSAL NO. 2. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.

                PLESE MARK, DATE AND SIGN ON THE REVERSE SIDE
               AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

                                                                  CONTINUED ON
                                                                  REVERSE SIDE




/ X /  PLEASE MARK YOUR
       VOTE AS IN THIS
       EXAMPLE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES IN PROPOSAL NO. 1 AND "FOR" PROPOSAL NO. 2.

                                                               WITHHOLD
                                                               AUTHORITY
                                                FOR ALL       TO VOTE FOR
                                                NOMINEES      ALL NOMINEES

1.  Election of the following Nominees
    as Directors:  Ronald S. Konecky
    James M. Rupp                                /  /            /  /

    For, except vote withheld from the
    following nominee:

    -----------------------------------


                                                  FOR     AGAINST   ABSTAIN

2.  The appointment of Arthur Andersen LLP        /  /     /  /      /  /
    as auditors for the fiscal year ending
    August 31, 1995.

3. The proxies are authorized to vote as they may determine in their discretion upon such other business as may properly come before the meeting.



Please sign exactly as name appears hereon.

When shares are held in name of joint holders, each should sign. When signing as attorney, executor, trustee, guardian, etc., please so indicate. If a corporation, please sign in full corporate name by an authorized officer.
If a partnership, please sign in partnership name by an authorized person.



___________________________________

___________________________________
SIGNATURE(S)               DATE